                                                                      EXHIBIT 99

                                                                [WILLIAMS LOGO]



NEWS RELEASE

NYSE: WMB                                           Leading Energy SOLUTIONS(TM)
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DATE:       Feb. 27, 2003

CONTACT:    Kelly Swan                          Travis Campbell                   Richard George
            Williams (media relations)          Williams (investor relations)     Williams (investor relations)
            (918) 573-6932                      (918) 573-2944                    (918) 573-3679
            kelly.swan@williams.com             travis.campbell@williams.com      richard.george@williams.com




          NORTHWEST PIPELINE CORPORATION PRICES PRIVATE DEBT PLACEMENT



         SALT LAKE CITY - Northwest Pipeline Corporation, a subsidiary of The Williams Companies, Inc. (NYSE:WMB), announced today that it has priced its previously announced offering of senior notes due 2010.

         The size of the offering was increased to $175 million from the previously announced $150 million. The notes, scheduled to be delivered on March 4, were priced at par to yield 8.125 percent.

         Northwest intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

         The notes being sold to certain institutional investors have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.




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